Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES SIXTY PERCENT INCREASE IN NET INCOME FOR 2005

DENVER, February 23, 2006. Western Gas Resources, Inc. (NYSE:WGR) today announced that for the year ended December 31, 2005, net income increased 60 percent to $203.8 million, or earnings of $2.67 per share of common stock, compared to net income for 2004 of $127.8 million, or earnings of $1.73 per share of common stock. Earnings per share of common stock for both periods are on a fully diluted basis. Net income for the year ended December 31, 2004 includes the effect of a one-time after-tax benefit for a change in accounting principle of $4.7 million, or $0.06 per diluted share.

For the year ended December 31, 2005, revenues were $3.96 billion, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $468.9 million and cash flow before working capital adjustments was $417.2 million.

For the fourth quarter of 2005, net income increased 125 percent to $135.7 million, or earnings of $1.76 per share of common stock, compared to net income of $60.2 million, or earnings of $0.80 per share of common stock, for the same period in 2004. Earnings per share for both periods are on a fully diluted basis. Net income in the fourth quarter of 2005 reflects a $55.6 million benefit from the non-cash mark-to-market of economic hedges of future sales of gas.

For the fourth quarter of 2005, revenues totaled $1.30 billion, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $257.1 million and cash flow before working capital adjustments was $150.4 million.  See the tables below for reconciliation of adjusted EBITDA and cash flow before working capital adjustments.

Volumes and prices. Net production increased 14 percent to 63 billion cubic feet equivalent (“Bcfe”) in 2005 compared to 2004 and averaged 172.6 million cubic feet equivalent per day (“MMcfed”). Natural gas equity production sold was 63.4 Bcfe in 2005, or 173.8 MMcfed.

Gas throughput volumes at the Company’s gathering and processing facilities increased 4.5 percent in 2005 compared to 2004 and averaged 1.42 billion cubic feet per day (“Bcfd”).

Total gas sales volumes marketed, including equity gas production, gas produced at the Company’s plants and gas purchased from third parties for resale, averaged 1.17 Bcfd in 2005. Average gas prices increased 33 percent to $7.46 per thousand cubic feet (“Mcf”) in 2005 compared to $5.59 per Mcf in 2004.

Total natural gas liquids (“NGLs”) sales volumes marketed averaged 1.86 million gallons per day (“MMGald”) in 2005. Average NGL prices increased 28 percent to $0.96 per gallon in 2005 compared to $0.75 per gallon in 2004.

The Company’s equity-hedging positions decreased operating profit by $13.7 million in the fourth quarter of 2005 and by $16.6 million for the full year of 2005. This compares to a decrease in operating profit due to equity hedging of $2.6 million in the fourth quarter of 2004 and $9.0 million for the full year of 2004.

Operations. The Company’s fully integrated operations include exploration, production, gathering, processing, treating, transportation and marketing of natural gas and NGLs.

Exploration and production realized segment-operating profit (EBITDA before general and administrative expenses) of $253.6 million for 2005 compared to $156.1 million for 2004. This 62 percent increase was primarily due to substantially higher natural gas prices and the 14 percent production volume growth from the Company’s operating areas including the Pinedale Anticline development, the Powder River Basin in Wyoming, and the properties in the San Juan Basin of New Mexico acquired in October 2004.

Gathering, processing and treating realized segment-operating profit of $237.6 million for 2005 compared to $168.9 million for 2004. This 41 percent increase is primarily due to higher commodity prices and to the increase in gathering and processing volumes.

Gas transportation realized segment-operating profit of $12.2 million for 2005 compared to $11.0 million for 2004. The transportation segment includes the results from the MIGC and MGTC regulated pipelines in the Powder River Basin.

Marketing realized segment-operating profit of $25.3 million for 2005 compared to $38.1 million for 2004. The 33 percent decrease in segment-operating profit was primarily due to non-cash mark-to-market losses from economic hedges of future sales of gas utilizing the Company’s storage and transportation capacity for the year ended December 31, 2005 compared to a gain for the year ended December 31, 2004. As the stored or transported natural gas is sold and the future sale derivatives are settled, the Company will realize the benefit of the storage and transportation transactions through earnings.

Capital Expenditures. Capital expenditures for 2005 totaled $457.3 million and consisted of the following: (i) $245.7 million related to exploration and production and lease acquisition activities; (ii) $194.3 million related to gathering, processing, treating and pipeline assets, including $12.7 million for maintaining existing facilities; and (iii) $17.3 million for miscellaneous items.

Balance Sheet. At December 31, 2005, Western had total assets of $2.33 billion, cash and cash equivalents in short-term investments of $27.2 million, total long-term debt outstanding of $430 million and a debt to capitalization ratio, net of cash and cash equivalents of 31 percent.

CEO comments. Peter Dea, President and Chief Executive Officer, commented, “Fourteen percent production volume growth, five percent processing volume growth, high commodity prices and our low-cost structure delivered our shareholders a record year in 2005 for earnings and cash flow. We expect this momentum to carry into 2006 with even higher production and throughput growth as we plan to participate in a record number of new wells in the Pinedale Anticline, while Big George coal continues to ramp up and our new 200 MMcfd Oklahoma processing plant commences operations in the second quarter.”

Other Information. Information about the Company’s significant projects, anticipated capital expenditures, equity production, proven reserves and operational guidance was provided in press releases issued by the Company on January 26, 2006, February 17, 2006 and February 23, 2006.

Earnings conference call. Western invites you to participate in its fourth quarter and year-end 2005 earnings conference call today February 23, 2006 at 9:30 a.m. (Mountain Time) by dialing (913) 981-4905. Please dial in five to ten minutes before the start of the call. A replay of the conference call will be available through midnight, March 1, 2006 by dialing (719) 457-0820, pass code 8124566. The live conference call may also be accessed on the Internet by logging onto Western’s Web site at www.westerngas.com. Select Investor Relations, then the Webcasts and Presentations option on the menu. Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the call will also be available on the Web site through March 31, 2006.

Company Description. Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company’s producing properties are located primarily in Wyoming, including the developing

Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding production and gathering volumes, number of wells to be drilled, the performance of the Big George coal and the start-up of the new Oklahoma plant. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, government regulation or action, geological risk, environmental risk, weather, rig availability and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Financial Results:

(Dollars in thousands except share and per share amounts)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2005		2004	2005	2004
Revenues:
Sale of gas	$1,005,095		$696,107	$3,200,886	$2,518,281
Sale of natural gas liquids	180,833		131,361	654,842	450,761
Gathering, processing and transportation	27,732		24,555	106,366	90,874
Price risk management activities	79,448		31,490	(9,445)	20,051
Other	2,007		458	6,009	3,201
Total Revenues	1,295,115		883,971	3,958,658	3,083,168
Costs and Expenses:
Product purchases	960,419		695,517	3,210,200	2,540,799
Plant and transportation operating expense	29,963		27,703	115,524	95,868
Oil and gas exploration and production costs	36,350		22,176	113,594	77,608
Depreciation, depletion and amortization	36,444		28,523	128,783	95,536
Selling and administrative expense	14,083		14,740	60,113	52,246
(Gain) loss on sale of assets	296		(121)	510	1,288
Loss from early extinguishment of debt	—		—	—	10,662
(Earnings) from equity investments	(3,115)		(1,880)	(10,133)	(7,124)
Interest expense	5,280		4,497	17,597	19,562
Total costs and expenses	1,079,720		791,155	3,636,188	2,886,445
Income before taxes	215,395		92,816	322,470	196,723
Provision for income taxes	79,656		32,605	118,661	73,678
Net income before cumulative effect of change in accounting principle	135,739		60,211	203,809	123,045
Cumulative effect of change in accounting principle, net of tax	—		—	—	4,714
Net Income	135,739		60,211	203,809	127,759
Preferred stock requirements	—		—	—	(835)
Income attributable to common stock	$135,739		$60,211	$203,809	$126,924
Weighted average shares of common stock outstanding	74,883,010		74,001,545	74,409,704	72,419,980
Earnings per share of common stock	$1.81		$0.81	$2.74	$1.75
Weighted average shares of common stock outstanding - assuming dilution	76,974,049		75,243,839	76,200,131	73,494,747
Earnings per share of common stock - assuming dilution	$1.76	(1)	$0.80 (2)	$2.67 (3)	$1.73 (4)

(1)          Fully-diluted earnings per share for the quarter ended December 31, 2005 include, as potential common shares, the issuance of 2.1 million common shares from the possible exercise of stock options.

(2)          Fully-diluted earnings per share for the quarter ended December 31, 2004 include, as potential common shares, the issuance of 1.2 million common shares from the possible exercise of stock options.

(3)          Fully-diluted earnings per share for the year ended December 31, 2005 include, as potential common shares, the issuance of 1.8 million common shares from the possible exercise of stock options.

(4)          Fully-diluted earnings per share for the year ended December 31, 2004 include, as potential common shares, the issuance of 1.1 million common shares from the possible exercise of stock options.

Condensed Consolidated Balance Sheet:

(Dollars in thousands)

	December 31,
	2005	2004
Assets:
Current assets	$674,426	$521,131
Property and equipment, net	1,558,321	1,225,909
Other assets	100,120	90,358
Total assets	$2,332,867	$1,837,398
Liabilities and Stockholders’ Equity:
Liabilities:
Current liabilities	$609,658	$474,787
Long-term debt	430,000	382,000
Other liabilities	393,415	295,842
Total liabilities	1,433,073	$1,152,629
Stockholders’ equity	899,794	684,769
Total liabilities and stockholders’ equity	$2,332,867	$1,837,398

Reconciliation of Net Income to Adjusted EBITDA:

(Dollars in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Income	$135,739	$60,211	$203,809	$127,759
Add:
Cumulative effect of change in accounting principle, net of tax	—	—	—	(4,714)
Depreciation, depletion and amortization	36,444	28,523	128,783	95,536
Interest expense	5,280	4,497	17,597	19,562
Loss from early extinguishment of debt	—	—	—	10,662
Income taxes	79,656	32,605	118,661	73,678
Adjusted EBITDA	$257,119	$125,836	$468,850	$322,483

These data do not purport to reflect any measure of operations or cash flow. Adjusted EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information, as it is a measure of financial performance used in the Company’s credit facilities to monitor the Company’s ability to perform under these facilities.

Reconciliation of Net Income to

Cash Flow before Working Capital Adjustments:

(Dollars in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Income	$135,739	$60,211	$203,809	$127,759
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	36,444	28,523	128,783	95,536
Deferred income taxes	70,642	34,611	82,311	71,200
Distributions (less than) equity income, net	1,580	868	(1,081)	127
(Gain) loss on sale of assets	296	(121)	510	1,288
Non-cash change in fair value of derivatives	(95,073)	(29,441)	(1,808)	(15,027)
Compensation expense from common stock options and restricted stock	1,106	164	3,786	646
Cumulative effect of changes in accounting principles	—	—	—	(4,714)
Other non-cash items, net	(308)	(616)	873	2,112
Cash flow before working capital adjustments	150,426	94,199	417,183	278,927
Net working capital adjustments	96,003	(10,055)	(21,086)	(69,768)
Net cash provided by operating activities	$246,429	$84,144	$396,097	$209,159

Cash Flow before Working Capital Adjustments is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information as it is an important measure of financial performance used by equity analysts.

Operating Results:

(Dollars in thousands except per MMcfed, per MMcfd and per Mgal amounts)

	Quarter		Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Exploration and Production:
Average gas production - net volumes sold (MMcfed)	187	163	174	153
Average gas price ($/Mcfe) (1)	$8.50	$5.16	$6.41	$4.69
Gathering and transportation expense ($/Mcfe)	$0.92	$0.68	$0.83	$0.72
Average wellhead gas price ($/Mcfe) (2)	$7.58	$4.48	$5.58	$3.97
Production taxes ($/Mcfe)	$0.96	$0.55	$0.70	$0.50
LOE ($/Mcfe) (3)	$0.80	$0.80	$0.82	$0.68
Other expense ($/Mcfe) (4)	$0.11	$0.07	$0.13	$0.12
Effect of equity hedges	$(9,651)	$3,279	$(7,375)	$6,720
Non-cash change in fair value of derivatives	$6,663	—	$11,103	—
Segment-operating profit	$95,479	$49,324	$253,557	$156,141
Depreciation, depletion and amortization	$21,689	$15,800	$72,574	$47,911

Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,448	1,360	1,422	1,361
Gross operating margin ($/Mcf) (5)	$0.72	$0.61	$0.67	$0.54
Plant operating expense ($/Mcf) (5)	$0.22	$0.22	$0.22	$0.19
Effect of equity hedges	$(4,012)	$(5,869)	$(9,223)	$(15,688)
Income from equity investments	$3,115	$1,880	$10,133	$7,124
Non-cash change in fair value of derivatives	$104	$44	$23	$(12)
Segment-operating profit	$64,631	$46,002	$237,609	$168,877
Depreciation, depletion and amortization	$12,204	$10,604	$46,722	$38,585

Gas Transportation:
Gas transportation volumes (MMcfd)	145	154	144	155
Transportation and sales revenue	$6,175	$5,773	$22,980	$22,683
Operating and product purchase expense	$3,252	$2,467	$10,791	$11,709
Segment-operating profit	$2,920	$3,306	$12,189	$10,974
Depreciation, depletion and amortization	$493	$416	$1,829	$1,655

Marketing:
Average gas sales (MMcfd)	1,071	1,213	1,171	1,225
Average gas price ($/Mcf)	$10.17	$6.19	$7.46	$5.59
Average gas sales margin ($/Mcf) (8)	$0.184	$0.094	$0.066	$0.037
Average NGL sales (Mgald)	1,801	1,569	1,862	1,641
Average NGL price ($/Gal)	$1.09	$0.91	$0.96	$0.75
Average NGL sales margin ($/Gal)	$0.011	$0.013	$0.009	$0.011
Non-cash change in fair value of derivatives	$88,306	$29,397	$(9,318)	$15,039
Segment-operating profit	$108,340	$41,649	$25,311	$38,077
Depreciation, depletion and amortization	$35	$36	$141	$123

(1)           Net of fuel and shrink.

(2)           Net of fuel, shrink, gathering and transportation. Excludes effect of hedging.

(3)           Includes production overhead.

(4)           Includes exploratory expense, delay rentals, impairment and unsuccessful well expense.

(5)           Represents average gas sales price adjusted for appropriate regional differential.

(6)           Represents average NGL sales price adjusted for appropriate transportation and fractionation charges.

(7)           Per Mcf of throughput. Gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.

(8)           Excludes non-cash change in fair value of derivatives.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com